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                                                                    EXHIBIT 23.1



               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement (Form S-8) of Molecular Devices Corporation for the registration of 800,000 shares of its common stock pertaining to the 2001 Stock Option Plan, 1995 Stock Option Plan and 1995 Employee Stock Purchase Plan of our report dated January 15, 2002 (except Note 11, as to which the date is March 1, 2002) with respect to the consolidated financial statements and schedule of Molecular Devices Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2001, filed with the Securities and Exchange Commission.


Palo Alto, California                                  /s/ Ernst & Young LLP
June 27, 2002